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EXHIBIT NO. 3 & 5
TAYLOR AND ASSOCIATES, INC.
3090 East 3300 South, Suite 400
Salt Lake City, UT  84109

April 7, 1997

Board of Directors
American Tire Corporation
446 West Lake Street
Ravenna, Ohio  44266

     Re: American Tire Corporation
         Registration Statement on Form S-1

Gentlemen:

     We have been retained by American Tire Corporation (the "Company") in connection with the registration statement (the "Registration Statement") on Form S-1 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be sold by the Seller Shareholders on the terms set forth in the Registration Statement have been validly issued, fully paid, and nonassessable.

     In connection with this request, we have examined the following:

     1.   Articles of Incorporation of the Company, and amendments thereto;
     2.   Bylaws of the Company;
     3.   Unanimous consent resolutions of the Company's board of directors;
     4.   The Registration Statement; and
     5. The Stock Subscription Documents prepared by the Company and executed by the Selling Shareholders in connection with their purchase of the securities from the Company.

     We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

     Based on the above examination, we are of the opinion that the securities of the Company to be sold by the Selling Shareholders pursuant to the Registration Statement have been validly authorized and issued, fully paid, and nonassessable under corporate laws of the state of Nevada.

     This opinion is limited in scope to the shares being sold by the Selling Shareholders pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

     Further, we consent to our name, Taylor and Associates, Inc. being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                                   Sincerely,

                                   TAYLOR AND ASSOCIATES, INC.
                                   /S/Elliott N. Taylor